As filed with the Securities and Exchange Commission on December 5, 1997
                                                      Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549
__________________________________
FORM S-8
REGISTRATION STATEMENT
      UNDER
THE SECURITIES ACT OF 1933
__________________________________

INNOVO GROUP INC.
(Exact name of registrant as specified in its charter)

      Delaware                                              11-2928178
(State of other jurisdiction                    (IRS Employer Identification
of incorporation or organization)               Number)

27 North Main Street
Springfield, Tennessee   37172
(615) 384-0100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Employment Agreements - 1997 Non-Qualified Options
(Full Title of the Plan)

Patricia Anderson-Lasko
INNOVO GROUP INC.
27 North Main Street
Springfield, Tennessee  37172
(615) 384-0100
(Address, including zip code, and telephone number, including area code, of agent for service)

                              Calculation of Registration Fee

                                                Proposed
                                                Maximum
Title of each class                             Aggregate
of securities to be           Amount to be      Offering          Amount of Registration
registered                    registered        Price                   Fee
___________________           ____________      _________         ______________________
Common Stock, par value
 $.01 per share               2,925,000 (1)     $969,638 (2)            $286.04

(1) Represents shares of common stock issuable upon the exercise of stock options ("the 1997 Non-Qualified Options) granted to certain officers of employees of the Company under employment agreements.

(2) Pursuant to Rule 457(h) under the Securities Act of 1933, computed on the basis of $.3315 per share, representing the price at which the securities may be purchased under the 1997 Non-Qualified Options. The average of the closing bid and asked prices as reported on the NASDAQ on December 4, 1997 was $.671875.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.     Plan Information

      This registration statement (the "Registration Statement") relates to the offer and issuance of shares of the common stock, $.01 par value per share (the "common stock"), of Innovo Group Inc. (the "Company") to
L. E. Smith, Daniel A. Page and Alexander Miller pursuant to certain non-qualified stock options ("the 1997 Non-Qualified Options") granted to Messrs. Smith, Page and Miller under the terms of employment agreements ("the Employment Agreements") executed between such individuals and the Company on August 13, 1997. Mr. Smith is the chairman and chief executive officer of the Company. Mr. Page is the chief operating officer and a director of the Company. Mr. Miller is the manager of investor relations and a director of the Company. The following information concerning the 1997 Non-Qualified Options is intended to provide a summary thereof and does not purport to be a complete description thereof. The Employment Agreements are filed as Exhibits 10.1, 10.2 and 10.3 hereto and their terms are incorporated herein by reference.

      Pursuant to the Employment Agreements the Company granted to Messrs. Smith, Page and Miller 1997 Non-Qualified Options for the purchase of 1,600,000 shares, 1,200,000 shares and 125,000 shares of common stock, respectively. The 1997 Non-Qualified Options granted to Messrs. Smith, Page and Miller vest and become exercisable rateably over the two year period August 1, 1997 to July 31, 1999. Unvested 1997 Non-Qualified Options are forfeited at any termination of employment. However, the vesting of any unvested and unforfeited 1997 Non-Qualified Options will accelerate, and vest immediately, upon (i) the market price of the Company's common stock reaching $1.00, or (ii) a change in the control of the Company which is not approved by the Company's board of directors.
For the purposes of the 1997 Non-Qualified Options, a change in control is defined as the acquisition by any person or group of shares of common stock representing 25 percent of the Company's outstanding common stock. Vested 1997 Non-Qualified Options remain exercisable until August, 2002 at a price of $.3315 per share.

Item 2.     Registrant Information and Employee Plan Information

      Messrs. Smith, Page and Miller have been provided with copies of the documents incorporated herein by reference in Part II, Item 3, and have been advised by the Company in writing that such documents will continue to be available to them, without charge, upon their request to the Company's offices at 27 North Main Street, Springfield, Tennessee 37172, telephone 615-384-0100.

Item 3.     Incorporation of Documents by Reference

      The following documents or portions thereof filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

      (i) The Company's Annual Report on Form 10-K for the year ended November 30, 1997;

      (ii)  The Company's Current Report on Form 8-K dated March 14, 1997;

      (iii)The Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997;

      (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997;

      (v) The Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1997;

      (vi)  The Company's Current Report on Form 8-K dated August 13, 1997;
            and

      (vii)The description of the Company's Common Stock which is contained in the Company's registration statement filed under
            Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

      All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13 (c), 14 and 15(d) of the Exchange Act after the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated into this Registration Statement by reference shall be deemed to be a part hereof from the date of filing such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 6.     Indemnification of Directors and Officers.

      The Company is a Delaware corporation. Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such persons's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Nine of the Company's Amended and Restated Certificate of Incorporation requires that the Company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Company to the fullest extent allowed by Delaware law.

      The Company's Amended and Restated Certificate of Incorporation relieves its directors from personal liability to the Company or to stockholders for breach of any such director's fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under Section 102(b)(7) of the Delaware General Corporation Law, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith,
(iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transaction from which the director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Securities Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exhibits

Exhibit
Number                        Description                               Reference No.
_______                       ___________                               _____________
4.1         Specimen Stock Certificate*                                       4.1 (1)

5           Opinion of Sims, Moss, Kline & Davis, L.L.P.

10.1        Employment Agreement of L. E. Smith*                              10.2 (2)

10.2        Employment Agreement of Dan Page*                                 10.3 (2)

10.3        Employment Agreement of Alexander Miller*                         10.6 (2)

10.4        Amendment to Employment Agreement of Alexander
            Miller                                                            10.10 (3)

23.1        Consent of BDO Seidman, LLP

23.2        Consent of Sims, Moss, Kline & Davis, L.L.P.
            (included in Exhibit 5 to this Registration Statement)

_______________

* Certain of the exhibits to this registration statement, indicated by an asterisk, are incorporated by reference to other documents on file with the Securities and Exchange commission with which they were physically filed, to be part hereof as of their respective dates. Documents to which reference is made are as follows:

      (1) Amendment No. 4 to the Registration Statement on Form s-18 of Elorac Corporation (No. 33-25912-NY) filed November 12, 1990.

      (2) Current Report on Form 8-K of Innovo Group Inc. (file 0-18926) dated August 13, 1997.

      (3) Amendment No. 1 to the Registration Statement on Form S-3 of Innovo Group Inc. (file 333-35981).

Item 8.     Undertakings

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Tennessee on December 5, 1997.

                                 INNOVO GROUP INC.

                                 By: /s/L. E. Smith
                                     L. E. Smith
                                     Chairman of the Board,
                                     and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                              DATE

/s/L. E. Smith               Chairman of the Board,             December 5, 1997
L. E. Smith                  Chief Executive Officer,
                             Director (Principal Executive
                             Officer)

/s/Patricia Anderson-Lasko   President and Director             December 5, 1997
Patricia Anderson-Lasko      (Principal Accounting Officer)

/s/Daniel A. Page            Chief Operating Officer            December 5, 1997
Daniel A. Page               and Director

/s/J. Eric Hendrickson       Vice President, Treasurer          December 5, 1997
J. Eric Hendrickson          and Director (Principal
                             Financial Officer)

/s/Eleanor V. Schwartz       Director                           December 5, 1997
Eleanor V. Schwartz

/s/Marvin M. Williamson      Director                           December 5, 1997
Marvin M. Williamson

/s/Herb J. Newton            Director                           December 5, 1997
Herb J. Newton